Exhibit 4.1

STOCKHOLDERS AGREEMENT

THIS STOCKHODLERS AGREEMENT (this “Agreement”) is entered into as of February 12, 2025, by and between Karman Holdings Inc, a Delaware corporation (the “Company”), and TCFIII Spaceco SPV LP (“Trive Capital”).

WITNESSETH:

WHEREAS, contemporaneously with the execution of this Agreement, the Company is initiating its Initial Public Offering; and

WHEREAS, the parties hereto wish to agree to certain matters relating to Trive Capital’s ownership of such securities.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Affiliate” shall have the meaning given to it in Rule 405 promulgated under the Securities Act.

“Board” means the board of directors of the Company.

“Commission” means the United States Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Initial Public Offering” means the Company’s initial public offering of Shares.

“Person” means any natural person or any corporation, limited liability company, partnership, trust or other entity.

“Qualified Transferee” means (i) any Affiliate of Trive Capital, (ii) any Person who acquires Shares pursuant to any distribution (x) by Trive Capital to the holders of partnership interests of Trive Capital or (y) by Trive Capital Fund III LP or Trive Capital Fund III-A to the holders of their respective partnership interests, (iii) any member of the Trive Group, or (iv) any Person who otherwise acquires at least 5% of the Shares held by Trive Capital; provided that, in each case, a Qualified Transferee shall agree to be bound by and subject to the terms and conditions of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of common stock, par value $0.001 per share, in the Company outstanding from time to time.

“Trive” means Trive Capital, Trive Capital Management LLC, Trive Capital Fund III LP, Trive Capital Fund III-A, Trive Capital Fund III GP LLC, Trive Capital Holdings LLC and their respective Affiliates.

“Trive Group” means Trive and any partners (general or limited), members or stockholders of any of the foregoing.

ARTICLE II

INFORMATION

Section 2.1 Rule 144. With a view to making available to Trive Capital the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Commission that may at any time permit Trive Capital to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to use its reasonable best efforts to satisfy the requirements of all such rules and regulations (including, without limitation, the requirements for public information, registration under the Exchange Act and timely reporting to the Commission) at the earliest possible date (but in any event not later than 90 days) after the effective date of the registration statement for its first registered public offering. The Company will furnish to Trive Capital, within five business days, whenever requested, a written statement as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, a copy of its most recent annual or quarterly report, and such other reports and information filed by the Company as Trive Capital may reasonably request in writing in connection with the lawful sale of Shares without registration.

Section 2.2 Books and Records. The Company shall, and shall cause its subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets, liabilities and business of the Company and each of its subsidiaries in accordance with generally accepted accounting principles.

Section 2.3 Financial Statements. So long as Trive Capital retains the right to nominate a director for election to the Board pursuant to Section 3.1, (a) concurrently with the distribution of the Company’s annual financial statements to the audit committee of the Board for review, the Company shall deliver to Trive Capital an audited balance sheet of the Company as of the end of such fiscal year and the related audited consolidated statements of income, stockholders equity and cash flows for such fiscal year and any related notes thereto, and (b) concurrently with the distribution of the Company’s quarterly financial statements to the audit committee of the Board for review, the Company shall deliver to Trive Capital an unaudited balance sheet of the Company as of the end of such fiscal quarter and the related unaudited consolidated statements of income stockholders equity and cash flows for such fiscal quarter and for the fiscal year-to-date period then ended and any related notes thereto.

Section 2.4 Access. So long as Trive Capital retains the right to nominate a director for election to the Board pursuant to Section 3.1, in addition to other information that may be reasonably requested from time to time, the Company shall, and shall cause its subsidiaries to, provide Trive Capital and such Persons as it may designate, (a) direct access to any of the properties of the Company and its subsidiaries, (b) access to the Company’s and any of its subsidiaries’ books and records and permission to take copies and extracts therefrom, (c) access as may be requested by Trive Capital to discuss the affairs, finances and accounts of the Company and its subsidiaries with the Company’s and any of its subsidiaries’ directors, officers, employees and public accountants (and the Company, on behalf of itself and each of its subsidiaries, hereby authorizes such accountants to discuss with Trive Capital and such designees such affairs, finances and accounts) at reasonable times and upon reasonable notice, (d) advance information with respect to any significant corporate actions, including, without limitation, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the organizational documents of the Company or any of its subsidiaries, (e) copies of all materials provided to any board, any board committee or any similar governing body of the Company or any of its subsidiaries, at the same time as provided to such party, and (f) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its subsidiaries.

Section 2.5 Information Sharing. Trive is expressly permitted to share confidential information of the Company and its subsidiaries with any potential purchaser of its Shares; provided that such potential purchaser executes a customary confidentiality agreement with Trive Capital or the Company in order to preserve the confidentiality of such information.

ARTICLE III

BOARD REPRESENTATION

Section 3.1 Nomination of Directors. From and after the date hereof, Trive Capital shall have the right to nominate for election to the Board that number of directors such that, if elected, will result in Trive having the following number of directors serving on the Board:

(a) no fewer than that number of directors that would constitute a majority of the number of directors that the Company would have if there were no vacancies on the Board, so long as Trive Capital and Trive collectively beneficially own at least 40% of the then outstanding capital stock of the Company;

(b) no fewer than that number of directors that would constitute 40% of the number of directors that the Company would have if there were no vacancies on the Board, so long as Trive Capital and Trive collectively beneficially own at least 30% of the then outstanding capital stock of the Company but less than 40% of the then outstanding capital stock of the Company;

(c) no fewer than that number of directors that would constitute 30% of the number of directors that the Company would have if there were no vacancies on the Board, so long as Trive Capital and Trive collectively beneficially own at least 20% of the then outstanding capital stock of the Company but less than 30% of the then outstanding capital stock of the Company;

(d) no fewer than that number of directors that would constitute 20% of the number of directors that the Company would have if there were no vacancies on the Board, so long as Trive Capital and Trive collectively beneficially own at least 10% of the then outstanding capital stock of the Company but less than 20% of the then outstanding capital stock of the Company; and

(e) no fewer than that number of directors that would constitute 10% of the number of directors that the Company would have if there were no vacancies on the Board, so long as Trive Capital and Trive collectively beneficially own at least 5% of the then outstanding capital stock of the Company but less than 10% of the then outstanding capital stock of the Company.

With respect to the directors that Holdings is entitled to nominate pursuant to the immediately preceding sentence, for purposes of calculating the number of such directors, any fractional amounts shall automatically be rounded up to the nearest whole number, e.g., 1.25 directors shall equate to 2 directors.

Section 3.2 Election of Directors. The Company shall take all action within its power to cause all nominees nominated pursuant to Section 3.1 to be included in the slate of nominees recommended by the Board to the Company’s stockholders for election as directors at each annual meeting of the stockholders of the Company (or in connection with any election by written consent or special meeting for the election of directors), and the Company shall use all reasonable best efforts to cause the election of each such nominee, including, without limitation, soliciting proxies in favor of the election of such nominees. Further, in the event that Trive Capital has nominated less than the total number of nominees that Trive Capital is entitled to nominate pursuant to Section 3.1, then Trive Capital shall have the right, at any time, to nominate such additional nominee(s), in which case the Company shall take all action within its power to enable Trive Capital to nominate and effect the election or appointment of such additional individuals, whether by increasing the size of the Board or otherwise.

Section 3.3 Replacement of Directors. In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of a director nominated pursuant to Section 3.1 or designated pursuant to this Section 3.3, or in the event of the failure of any such nominee to be elected, Trive Capital shall have the right to designate a replacement to fill such vacancy. The Company shall take all action within its power to cause such vacancy to be filled by the replacement so designated, and the Board shall promptly elect such designee to the Board. Upon the written request of Trive Capital, the Company shall take all actions necessary to remove, with or without cause, any director previously nominated pursuant to Section 3.1, or designated pursuant to this Section 3.3, and to elect any replacement director designated by Trive Capital as provided in the first sentence of this Section 3.3.

Section 3.4 Adjustment. In the event that Trive Capital ceases to retain the right to nominate a director for election to the Board pursuant to Section 3.1, such director shall continue to serve until his or her term expires.

Section 3.5 Chairman and Committees. So long as Trive Capital retains the right to nominate a director for election to the Board pursuant to Section 3.1, (a) Trive Capital shall have the right to designate the Chairman of the Board from among the directors designated by Trive Capital, and (b) the Company shall take all action within its power to cause any committee of the Board to include in its membership at least one of Trive Capital’s nominees, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules.

Section 3.6 Subsidiaries. Trive Capital shall have the right to representation on the board of directors or other similar governing body (or any committee thereof) of any subsidiary of the Company in proportion to its representation on the Board.

Section 3.7 Permitted Disclosure. Each director nominated for election to the Board by Trive Capital, and any similarly situated party at any of the subsidiaries of the Company, is permitted to disclose to Trive information about the Company and its subsidiaries and Affiliates that he or she received as a result of such position, subject to his or her fiduciary duties under law.

Section 3.8 No Limitation. The provisions of this Article III are intended to provide Trive Capital with the minimum Board representation rights set forth herein. Nothing in this Agreement shall prevent the Company from having a greater number of nominees or designees of Trive Capital on the Board or any committee thereof than otherwise provided herein or Trive Capital from nominating additional directors to the Board through any and all means not in violation of the organizational documents of the Company and to solicit stockholders outside of the Company’s proxy statement.

Section 3.9 Laws and Regulations. Nothing in this Article III shall be deemed to require that any party hereto, or any Affiliate thereof, act or be in violation of any applicable provision of law, regulation, legal duty or requirement or stock exchange or stock market rule.

ARTICLE IV

INDEMNIFICATION

The Company agrees to indemnify and hold harmless Trive and its officers, directors, managers, stockholders, partners, members, direct and indirect owners, Affiliates and controlling persons (each, a “Trive Capital Indemnitee”) from and against any and all Losses incurred by such Trive Capital Indemnitee before or after the date hereof to the extent arising out of, resulting from, or relating to (a) such Trive Capital Indemnitee’s purchase or ownership of any securities in the Company, or (b) any litigation to which any Trive Capital Indemnitee is made a party in its capacity as a stockholder or owner of securities (or as an officer, director, manager, stockholder, partner, member, direct and indirect owner, Affiliate or controlling person of Trive Capital, as the case may be) of the Company; provided, however, that the foregoing indemnification rights in this Article IV shall not be available to the extent that (i) any such Losses are incurred as a result of such Trive Capital Indemnitee’s willful misconduct or gross negligence, (ii) any such Losses are incurred as a result of non-compliance by such Trive Capital Indemnitee with any laws or regulations applicable to it, or (iii) subject to the rights of contribution provided for below, to the extent indemnification for any Losses would violate any applicable law or public policy. For purposes of this Article IV, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Trive Capital Indemnitee as to any previously advanced indemnity payments made by the Company under this Article IV, then such payments shall be promptly repaid by such Trive Capital Indemnitee to the Company. The rights of any Trive Capital Indemnitee to indemnification hereunder will be in addition to any other rights any such party may have under any other agreement or instrument to which such Trive Capital Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. In the event of any payment of indemnification pursuant to this Article IV, to the extent that any Trive Capital Indemnitee is indemnified for Losses, the Company will be subrogated to the extent of such payment to all of the related rights of recovery of the Trive Capital Indemnitee to which such payment is made against all other Persons. Such Trive Capital Indemnitee shall execute all papers reasonably required to evidence such rights. The Company will be entitled at its election to participate in the defense of any third-party claim upon which indemnification is due pursuant to this Article IV or to assume the defense thereof, with counsel reasonably satisfactory to such Trive Capital Indemnitee unless, in the reasonable judgment of the Trive Capital Indemnitee, a conflict of interest between the Company and such Trive Capital Indemnitee may exist, in which case such Trive Capital Indemnitee shall have the right to assume its own defense and the Company shall be liable for all reasonable expenses therefor. Except as set forth above, should the Company assume such defense all further defense costs of the Trive Capital Indemnitee in respect of such third party claim shall be for the sole account of such party and not subject to indemnification hereunder. The Company will not without the prior written consent of the Trive Capital Indemnitee (which consent shall not be unreasonably withheld) effect any settlement of any threatened or pending third party claim in which such Trive Capital Indemnitee is or could have been a party and be entitled to indemnification hereunder unless such settlement solely involves the payment of money and includes an unconditional release of such Trive Capital Indemnitee from all liability and claims that are the subject matter of such claim. If the indemnification provided for above is unavailable in respect of any Losses, then the Company, in lieu of indemnifying a Trive Capital Indemnitee, shall, if and to the extent permitted by law, contribute to the amount paid or payable by such Trive Capital Indemnitee in such proportion as is appropriate to reflect the relative fault of the Company and such Trive Capital Indemnitee in connection with the actions that resulted in such Losses, as well as any other equitable considerations. The Company agrees to pay or reimburse Trive Capital for all reasonable, out-of-pocket costs and expenses of Trive Capital (including, without limitation, reasonable attorneys’ fees, charges, disbursement and expenses) incurred in connection with the enforcement or exercise by Trive Capital of any right granted to it or provided for hereunder.

ARTICLE V

MISCELLANEOUS

Section 5.1 Specific Performance; Third Party Beneficiaries. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the parties hereto shall have the right to injunctive relief or specific performance, in addition to all of their rights and remedies at law or in equity, to enforce the provisions of this Agreement. Nothing contained in this Agreement shall be construed to confer upon any person who is not a party hereto any rights or benefits as a third party beneficiary or otherwise.

Section 5.2 Notices. All notices, demands, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, or by U.S. mail, certified or registered with return receipt requested, or by nationally recognized overnight courier service, to the addresses of the respective parties set forth on the signature pages hereto.

Section 5.3 Assignment; Successors and Assigns; Spins.

(a) The Company may not assign this Agreement or any of its rights hereunder, or delegate the performance of any of its obligations hereunder, except with the consent of Trive Capital. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including, without limitation, any Qualified Transferee (such that any Person that acquires Shares from Trive shall be bound by (and have the benefit of) the provisions of this Agreement to the same extent as the transferor of such securities); provided that the rights and obligations set forth in Article II, Article III, Article IV, this Section 5.3(a) and Section 5.7 must be expressly assigned.

(b) Additionally, in the event that the Company effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including, without limitation, by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and Trive Capital (as a result of its ownership of Shares) will receive equity interests in any such NewCo as part of such separation, the Company shall cause any such NewCo to enter into an investor rights agreement with Trive Capital that provides it with rights vis-à-vis such NewCo that are substantially identical to those set forth in this Agreement.

Section 5.4 Survival. With respect to Article II and Article III, the obligations of Trive Capital and the Company shall terminate as soon as Trive Capital does not have the right to nominate at least one nominee to the Board pursuant to Section 3.1. Article I, Article IV and this Article V shall survive the termination of this Agreement.

Section 5.5 Severability; Governing Law; Venue. If any term, provision, covenant or restriction of this Agreement is rendered void, invalid or unenforceable by a court of competent jurisdiction or other authority for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other term, provision, covenant or restriction of this Agreement. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware, without regard to its choice of law principles. Any legal action or proceeding with respect to this Agreement will be brought exclusively in the courts of the State of Delaware or of the United States of America for the District of Delaware, and any appellate court from any thereof, and, by execution and delivery of this Agreement, each of the parties hereto hereby (a) accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, and (b) consents that any such action or proceeding may be brought exclusively in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to such party at its notice address specified in Section 5.2, such service to become effective 30 days after such mailing.

Section 5.6 Attorney’s Fees. In any action or proceeding brought to enforce any provision of this Agreement, the successful party shall be entitled to recover reasonable attorney’s fees and expenses in addition to any other available remedy.

Section 5.7 Amendments; Waivers. This Agreement shall be amended, modified or waived only with the written consent of (a) the Company, and (b) Trive Capital; provided that Trive Capital may waive in writing the benefit of any provision of this Agreement with respect to itself for any purpose. No failure to exercise or delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 5.8 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission, each of which shall be an original, but all of which together shall constitute one and the same agreement.

Section 5.9 No Strict Construction; Entire Agreement; Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other documents and agreements contemplated herein. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other document or agreement contemplated herein, this Agreement and such other documents and agreements shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other documents or agreements contemplated herein. The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect the meaning or interpretation of this Agreement. The words “this Agreement”, “herein”, “hereunder”, “hereof”, “hereby”, or other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision hereof unless otherwise indicated. Unless the context requires otherwise, pronouns shall be construed to include all genders and words in the singular form shall be construed to include the plural and vice versa. The terms “day” and “days” shall refer to calendar days, and the term “business days” shall refer to any day other than a Saturday, Sunday or any other day on which banks are generally not open for business in New York, New York.

Section 5.10 Restrictions on Organizational Documents. The provisions of this Agreement shall be controlling if any such provisions, or the operation thereof, conflict with the provisions of the organizational documents of the Company. The Company agrees to use best efforts to amend the Company’s organizational documents so as to avoid any conflict with the provisions hereof.

Section 5.11 Freedom to Pursue Opportunities. The Company acknowledges and understands that Trive Capital and its Affiliates, including, without limitation, the directors that Trive Capital is entitled to designate pursuant to Section 3.1, from time to time review the business plans and related proprietary information of many enterprises, including, without limitation, enterprises that may have products or services that compete directly or indirectly with those of the Company, and may trade in the securities of such enterprises. Nothing in this Agreement shall preclude or in any way restrict Trive Capital, any of its Affiliates, including, without limitation, the directors that Trive Capital is entitled to designate pursuant to Section 3.1, from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Company, and the Company hereby waives, in perpetuity, any and all claims that it now has or may have in the future, and agrees not to initiate any litigation or any other cause of action (whether or not in a court of competent jurisdiction) in respect of any such waived claims, or otherwise on the basis of, or in connection with, the doctrine of corporate opportunity (or any similar doctrine).

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The parties hereto have executed and delivered this Agreement as of the date first above written.

COMPANY:

KARMAN HOLDINGS INC.

By:	/s/ Mike Willis
	Name:	Mike Willis
	Title:	Chief Financial Officer
Address: 5351 Argosy Avenue, Huntington Beach, CA 92649

with a copy, which shall not constitute notice, to:

Willkie Farr & Gallagher LLP 2828 Routh Street
Dallas, TX 75201
Attention: Brandon McCoy
Email: bmccoy@willkie.com

and

Willkie Farr & Gallagher LLP 787 Seventh Avenue
New York, NY 10019
Attention: Sean Ewen; Hugh McLaughlin
Email: sewen@willkie.com; hmclaughlin@willkie.com

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TRIVE CAPITAL:

TCFIII SPACECO SPV LP

By:	/s/ Conner Searcy
Name: Conner Searcy
Title: Managing Partner
Address: 2021 McKinney Avenue, Suite 1200, Dallas, Texas, 75201

with a copy, which shall not constitute notice, to:

Willkie Farr & Gallagher LLP 2828 Routh Street
Dallas, TX 75201
Attention: Brandon McCoy
Email: bmccoy@willkie.com

and

Willkie Farr & Gallagher LLP 787 Seventh Avenue
New York, NY 10019
Attention: Sean Ewen; Hugh McLaughlin
Email: sewen@willkie.com; hmclaughlin@willkie.com

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